An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Post-Effective Amendment #1 to

Preliminary Offering Circular

Subject to Completion. Dated: ________, 2023

CYBER APPS WORLD, INC.

9436 W. Lake Mead Blvd., Ste. 5-53

Las Vegas NV 89134-8340

Telephone: 702-425-4289

Email: info@cyberappsworld.com

Website: www.cyberappsworld.com

Maximum offering of 225,000,000 shares of common stock

MINIMUM INDIVIDUAL INVESTMENT: None

	Price Per Share to Public	Underwriting Discount and Commissions	Proceeds to the Issuer	Proceeds to Other Persons
Common Stock	*	None	$4,500,000**	None

* The Company is offering, on a best-efforts, self-underwritten basis, a number of shares of our common stock at a fixed priced per share between $0.02 to $0.25 with no minimum amount to be sold up to a maximum of 225,000,000 shares, but not to exceed $4,500,000 in gross proceeds. Upon qualification by the Securities & Exchange Commission (the “Commission”) and the Company’s filing of a final offering circular with the Commission, all of the shares registered in this offering will be freely tradeable without restriction or further registration under Rule 251 unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. No selling security-holders are selling any Company shares pursuant to this offering.

** If the Company achieved the maximum offering price of sales for each share authorized in this offering at a maximum price of $0.25 per share the Company would issue a maximum of 18,000,000 shares.

The end date of the offering will be exactly one year from the date the Offering Circular is qualified by the Commission unless the Company earlier terminates the offering based on its own discretion, which may occur at any time.

Funds that investors advance to the Company for the purchase of shares of common stock in this offering will not be subject to escrow requirements. The Company will immediately deposit proceeds from the sale of shares into its bank account and may immediately dispose of the proceeds in accordance with the Use of Proceeds.

Prior to this offering, there has been a thinly traded public market for our common shares in the OTC Markets Pink Sheets tier. Our ticker symbol is CYAP and the closing price of our common stock on January 24, 2023 was $0.08.

The Company expects that the amount of expenses of the offering that it will pay will be approximately $17,500.

We are offering our shares without the use of an exclusive placement agent.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. SEE “RISK FACTORS” ON PAGE 4.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Preliminary Offering Circular is January 25, 2023

Please read this offering circular carefully. It describes our business, our financial condition, and results of operations. We have prepared this offering circular so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this offering circular. We have not authorized any other person to provide you with different information. This offering circular is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this offering circular is complete and accurate as of the date on the front cover, but the information may have changed since that date.

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SUMMARY INFORMATION

This summary provides an overview of selected information contained elsewhere in this offering circular. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this offering circular and review our financial statements contained herein.

Business Overview

We were incorporated on July 15, 2002 under the laws of the State of Nevada under the name Titan Web Solutions, Inc. with a view to offering a full range of business consulting services in the retail specialty coffee industry in China.

On April 9, 2015, we merged with our wholly-owned subsidiary, Cyber Apps World Inc., and concurrently changed our name to Cyber Apps World Inc. Our business focused on the development of mobile applications focusing on allowing users around the world to save money on products and services from member merchants and suppliers instantly with mobile coupons, using their desktops and/or mobile devices, including smartphones. We have not been successful in developing revenue from our operations.

Privacy and Value Software

On March 15, 2021, we entered into an agreement to acquire employee monitoring software known as “Privacy and Value”. We amended this agreement on April 20, 2021 and September 28, 2022. The software product attempts to balance employer concerns regarding employee efficiency and productivity with employee privacy.

As companies are increasingly attempting to meet the demands of employees that want work environment flexibility and were forced to avoid employee congregation in response to the global Covid-19 pandemic, they are retaining staff that either work from home or they rely on outsourcing to retain employees and independent contractors in other countries. One of the primary concerns with having staff work in a separate location that removes them from the daily, direct oversight of management is that employee productivity will suffer. One of the responses to this concern is for businesses to use some form of worker surveillance in order to ensure that employees are utilizing their work time efficiently. However, businesses may face pushback from their staff due to concerns that their personal privacy is compromised when they are subject to constant monitoring during work hours. They may resist practices such as webcam surveillance or persistent computer screen observation.

To address employer concerns regarding staff efficiency and employee concerns regarding privacy, we developed and intend to market the Privacy and Value software that has features to monitor worker computer productivity while providing employees with reasonable privacy during their work days.

LytSpid Delivery Severice

We are currently developing a delivery computer application known as LytSpid (pronounced “light speed”), which was formerly known as Friendly and Fast. The application is being designed to allow users to order food, groceries, and other courier services. LytSpid’s focus will strictly be delivery of goods.

LytSpid will target both individuals and corporate customer segments. For corporate clients, this feature will give discounts to restaurant owners, grocery stores, couriers, and similar enterprises so they can affordably provide deliveries to their customers. We are currently organizing beta testing of the application in Ahmedabad, India and have commissioned a private company to be primarily responsible for the completion of the application development.

Going Concern

As of July 31, 2022, our most recently completed fiscal year, we had a consolidated net loss of ($1,498,311). Further losses are anticipated in the development of our business. As a result, there is substantial doubt about our ability to continue as a going concern. In fact, our auditor has issued a going concern opinion in connection with its audit of our financial statements for our most recent fiscal year. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months.

Since our incorporation, we have financed our operations almost exclusively through our sale of equity and through advances from our shareholders. Management’s plans are to finance operations through the sale of equity or other investments for the foreseeable future, as we may not receive significant revenue from our and proposed business operations. There is no guarantee that we will be successful in arranging financing on acceptable terms.

Summary of the Offering

Securities Offered:	up to 225,000,000 shares of common stock on a best-efforts basis.
Securities Offered by the Company:	up to 225,000,000 shares of common stock on a best-efforts basis.
Securities Offered by Selling Securityholders:	None
Manner of Sale:	our directors and officers will sell the shares of common stock in this offering
Offering price per Share:	We intend to price this offering after qualification by the Commission. The price will be between $0.02 and $0.25 per share.
Number of shares of common stock outstanding before the offering:	16,059,609 shares of common stock as of the date of this Offering Circular.
Number of shares outstanding after the offering of common shares if all the shares being offered are sold:	241,059,609 shares of common stock.
Minimum number of shares to be sold in this offering:	There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. All funds raised by the Company from this offering will be immediately available for the Company’s use.
Market for the common stock:	There is only a limited public market for the common shares and a broad public market may never develop. The common stock is quoted on the OTC Market’s Pink Sheets under the symbol “CYAP.”
Use of proceeds:	The Company intends to use the proceeds of this offering to pay offering expenses, to cover expenses relating to our reporting obligations as a reporting issuer, to pay debt and liabilities owing, to cover business development costs, to market our company and products, and to fund the development or acquisition of additional business segments that are compatible with our current business. See “Use of Proceeds” section for details.
Termination of the offering:	The offering will conclude upon the earlier of the sale of all the shares or one year after the date of this offering circular.

You should rely only upon the information contained in this offering circular. The Company has not authorized anyone to provide you with information, including projections of performance, different from that which is contained in this offering circular. The Company is offering to sell shares of common stock and seeking offers only in jurisdictions where offers and sales are permitted. The information contained herein is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or of any sale of the common stock.

RISK FACTORS

The following risk factors must be considered before deciding to invest in our common stock. Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this current report before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

THERE IS SUBSTANTIAL UNCERTAINLY AS TO WHETHER WE WILL CONTINUE AS A GOING CONCERN IF WE DISCONTINUE OPERATIONS, YOU WILL LOSE YOUR INVESTMENT.

We have incurred losses since our inception resulting in a consolidated deficit of ($10,906,693) at October 31, 2022. Further losses are anticipated in the development of our business. As a result, there is substantial doubt about our ability to continue as a going concern. In fact, our auditors have issued a going concern opinion in connection with their audit of our financial statements for our most recent fiscal year ended July 31, 2022. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months. While we have signed an asset purchase agreement related to a certain website and incorporated technology, there is still no assurance that our intended operations will be profitable.

Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and to obtain the necessary financing to expand our business operations; to market our current services; and to develop new products and services.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

●	Our ability to raise necessary financing in order to develop and expand our operations;
●	Our ability to successfully develop and market our products; and
●	Our success in expanding operations by hiring experienced employees and independent contractors in the technology and marketing sector.

Based on current plans, we expect to incur operating losses in future periods as we will be incurring expenses related to anticipated expansion. We cannot guarantee that we will be successful in generating substantial revenues in the future. Failure to generate revenues will cause us to go out of business.

IF WE DO NOT OBTAIN ADDITIONAL FINANCING OUR BUSINESS WILL FAIL.

In order to complete the development of our LytSpid computer application and market these products, as well as our Privacy & Value software, we will need to obtain additional financing. As of October 31, 2022 we only had cash on hand of $225 and liabilities of $206,780. In order to expand and develop our operations as we envision, we anticipate that our administrative and business development expenses over the next twelve months will be a minimum of approximately $114,000.

We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including our ability to generate revenue, investor acceptance of our business plan and general economic and market conditions. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. We do not have any arrangement in place for the sale of shares of our common stock.

BECAUSE WE HAVE A SUBSTANTIAL AMOUNT OF DEBT THAT IS CONVERTIBLE INTO SHARES OF OUR COMMON STOCK AT A SIGNIFICANT DISCOUNT TO THE MARKET PRICE OF OUR SHARES, THERE IS A RISK THAT WE MAY BE FORCED TO ISSUE A LARGE NUMBER OF SHARES TO THE DEBTHOLDERS, WHICH WOULD GREATLY REDUCE THE VALUE OF YOUR INVESTMENT.

We have borrowed a total of $182,250 from arm’s length third-party investors pursuant to four convertible promissory notes. We have the right to pay off this convertible debt, but it requires that we pay all accrued interest, and in some cases, significant prepayment fees If we are unable to repay this convertible debt, then the debtholders have the right to convert the part or all of the amounts owing to them into shares of our common stock with a deemed conversion price equal to 55% to 61% of the lowest trading price of our common stock in the preceding 15 to 30 days, which varies among the convertible notes. With respect to one note of $53,750, the holder already has the right to convert its debt into our shares of common stock with a deemed conversion price equal to 61% of the lowest trading price of our common stock in the preceding 20 days. If conversion of any of these notes occurs, the debtholders will likely be able to obtain a large number of our shares of common stock at a very low price, which could greatly reduce the market price of our shares and the value of your investment in our stock through this Offering.

BECAUSE WE HAVE NOT COMMENCED EARNING SIGNIFICANT REVENUE, WE FACE A HIGH RISK OF BUSINESS FAILURE.

We are considered to be a development stage company. While we have purchased and further developed employee monitoring software and are developing a delivery service computer application, we have only generated very limited revenue from our operations.

Potential investors should be aware of the difficulties normally encountered by new high technology companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays often encountered by development phase companies.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

BECAUSE OUR SOFTWARE AND COMPUTER APPLICATION ARE NOT PATENT PROTECTED, A COMPETITOR COULD COPY OUR TECHNOLOGY, WHICH COULD CAUSE OUR BUSINESS TO FAIL.

Due to the costs involved and the potential inability to qualify, we have not applied for patent protection for our Privacy and Value software and for the LytSpid computer application. Accordingly, our business is subject to the risk that competitors could copy our technology and release a competing website with similar features. If this occurs, our ability to successfully develop our business could be jeopardized, which could cause our business to fail.

THE COMPUTER SOFTWARE AND APPLICATION SECTORS ARE EXTREMELY FRAGMENTED AND COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH EXISTING COMPETITORS OR NEW ENTRANTS IN THIS MARKET.

LytSpid Application

There is intense competition between traditional taxi and courier companies, and delivery service companies. Companies providing ride-hailing services are transitioning from providing traditional taxi services to additional services, such as ride sharing and food and consumer goods delivery, in order to expand the overall market for transportation services.

The delivery service market is quite fragmented as there is high competition in the market among major players. Since this market is expanding, new entrants are emerging as well. We will compete with other delivery service companies, including Uber Eats, Skip The Dishes, Door Dash, and Grubhub that are well-established in North America. In other markets where we may wish to expand, there are also well-established regional companies, such as DiDi (China), Ola (India), Grab (southeast Asia), Bolt (Europe, Africa, and the Middle East), and Cabify (South America). These companies generally have greater financial and technical resources, industry expertise, and managerial capabilities than we do. Most of our competitors benefit from established brand awareness with current and prospective customers.

We believe that industry competition for customers is primarily based on brand recognition, marketing, price, and quality of service. We hope to be able to compete effectively based on these factors though we primarily hope to develop a niche market by providing lower commission charges to restaurants that agree to utilize our food delivery services and by developing underexplored markets, such as businesses that use local courier services for non-food deliveries and rely on traditional vehicle courier companies.

Privacy and Value Software

The software and computer application development business are also extremely fragmented and competitive. The sector includes large, established corporations that develop their products in-house and have the capability and financial resources necessary in order to launch and market their products, as well as large custom software development companies that design products according to client specifications, such as Praxent, Orases, 10Pearls, Fingent, Tack Mobile, and Mercury Development. Additionally, there are smaller niche market participants that focus on a single or small number of products that are well-tailored to specific commercial or consumer demands. Many of these competitors have international operations and are able to not only compete in terms of software quality, but also based on price given their access to software development talent in developing countries, such as India, where skilled labor is less expensive.

BECAUSE ALL OF OUR ASSETS AND DIRECTORS AND OFFICERS ARE LOCATED IN INDIA AND THE UKRAINE RESPECTIVELY, U.S. RESIDENTS’ ENFORCEMENT OF LEGAL PROCESS MAY BE DIFFICULT.

All of our assets are currently located in India. In addition, our directors and officers reside in England and India. Accordingly, service of process upon us, or upon individuals related to us, may be difficult or impossible to obtain within the United States. As well, any judgment obtained in the United States against us may not be collectible within the United States.

THE CURRENT COVID-19 PANDEMIC HAS AND MAY CONTINUE TO ADVERSELY IMPACT OUR BUSINESS OPERATIONS, WHICH COULD CAUSE OUR BUSINESS TO FAIL.

Since early 2020, the outbreak of the coronavirus known as COVID-19, which the World Health Organization characterized as a pandemic on March 11, 2020, has caused significant disruptions in international and U.S. economies and markets. The potential impact of a reemergence of COVID-19 poses a substantial risk to our business due to a deterioration of general economic conditions and our access to labor. Additionally, the success of our business in generating revenue depends on a good commercial business climate and robust consumer spending. Thus, if the pandemic reemerges in a significant fashion, it may have a material adverse effect on our results of future operations, financial position, liquidity, and capital resources.

BECAUSE WE OPERATE IN INDIA, OUR BUSINESS IS SUBJECT TO CURRENCY FLUCTUATIONS AND RISKS WHICH COULD IMPACT OUR REVENUE AND RESULTS OF OPERATIONS. ALSO, SINCE WE HOLD OUR CASH RESERVES IN US DOLLARS, WE MAY EXPERIENCE WEAKENED PURCHASING POWER IN INDIAN RUPEES AND MAY NOT BE ABLE TO AFFORD THE COSTS OF OUR BUSINESS PLAN.

Although we hold our cash reserves in U.S. dollars, we have retained independent contractors in India to further develop our website. Because most of our operations and expenses will be denominated in the Indian rupee currency, due to foreign exchange rate fluctuations, the expenses we incur in our operations will likewise fluctuate. If there is a significant decline in the U.S. dollar versus Indian rupees, our purchasing power in U.S. dollars would significantly decline. We have not obtained derivative instruments to offset the impact of foreign exchange fluctuations.

WE WILL LIKELY ISSUE ADDITIONAL SHARES OF COMMON STOCK THAT WILL RESULT IN DILUTION TO EXISTING SHAREHOLDERS AND ADVERSELY IMPACT THE VALUE OF OUR SHARES.

We must raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. We are authorized to issue up to 250,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 16,059,609 shares of common stock and 300,000 shares of preferred stock are currently issued and outstanding. Our directors have the authority to cause us to issue additional shares of common stock and preferred stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. We may issue shares in connection with financing arrangements or otherwise. Any such issuances will result in immediate dilution to our existing shareholders’ interests, which will negatively affect the value of their shares.

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

IF A LIQUID MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

While our shares are quoted for trading on the OTC Markets’ Pink, there is currently no liquid market for our common stock. We can provide no assurance that a liquid market will develop. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

A PURCHASER IS PURCHASING PENNY STOCK WHICH LIMITS HIS OR HER ABILITY TO SELL OUR STOCK

Our shares of common stock constitute penny stock under the Exchange Act. The shares will remain penny stock for the foreseeable future. “Penny stock” rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, that is, generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse. For transactions covered by these rules, the broker-dealer must make special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase.

Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our shares of common stock. The market price of our shares would likely suffer as a result.

THE JOBS ACT WILL ALLOW US TO POSTPONE THE DATE BY WHICH WE MUST COMPLY WITH CERTAIN LAWS AND REGULATIONS INTENDED TO PROTECT INVESTORS, WHICH WILL LIMIT INFORMATION ABOUT OUR OPERATIONS THAT MAY BE VALUABLE TO YOU IN EVALUATING YOUR INVESTMENT IN OUR COMPANY.

The Jumpstart Our Business Startups Act, or JOBS Act will allow us to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC. The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. We meet the definition of an “emerging growth company” and so long as we qualify as an “emerging growth company,” we intend to take advantage of the reduced filing requirements in order to reduce costs.

Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its Common Stock may be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this Offering Circular includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects, and opportunities and are based upon information currently available to the Company and its management and management’s interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events. Such forward-looking statements include statements regarding, among other things:

●	general volatility of the capital and credit markets and the market price of our common stock;

●	exposure to litigation or other claims;

●	loss of key personnel;

●	the risk that we may experience future net losses;

●	risks associated with breaches of our data security;

●	failure to obtain necessary outside financing on favorable terms, or at all;

●	risks associated with future sales of our common stock by existing shareholders or the perception that they intend to sell substantially all of the shares of our common stock that they hold;

●	risks associated with the market for our common stock; or

●	any of the other risks included in this offering circular, including those set forth under the headings “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business.”

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “will,” “shall,” “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” or “project” or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects, and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue the Company’s operations. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Offering Circular generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Registration Statement will in fact occur.

Prospective investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about the Company include financial projections and future estimates and expectations about the Company’s business. The projections, estimates, and expectations are presented in this Offering Circular only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on the officers of the Company’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, the fulfillment of contracts and opportunities. The actual results may differ significantly from the projections.

Prospective investors should not make an investment decision based solely on the Company’s projections, estimates or expectations.

DILUTION

Purchasers of our common stock in this Offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this Offering. At July 31, 2022, our most recently completed fiscal year, we had tangible assets of $7,972 and liabilities of ($206,567) for net tangible assets of ($198,595). Based on 1,059,609 shares of common stock currently issued and outstanding, our net tangible asset value per share is ($0.187).

It is not possible to calculate the precise net dilution because investors will experience because we cannot determine the exact size of the Offering. However, below we have provided an estimate based on an offering price of $0.25 per share and $0.02 per share respectively as of July 31, 2022 as an example of what could be expected or what would be considered maximum dilution. We also provide dilution estimates based on the percentage of the total offering of $4,500,000 that we are able to complete.

If the Maximum Price of $0.25 is Achieved	25%	50%	75%	100%
Proceeds of Offering	$1,125,000	$2,250,000	$3,375,000	$4,500,000
Shares Issued for Offering	4,500,000	9,000,000	13,500,000	18,000,000
Net Tangible Assets After Offering	$926,405	$2,051,405	$3,176,405	$4,301,405
Net Tangible Assets After Offering per Share	$0.161	$0.200	$0.218	$0.223
Increase in NBV/Share	$0.348	$0.387	$0.405	$0.410
Dilution to new shareholders	$0.089	$0.050	$0.032	$0.027
Percentage Dilution to New	35.60%	20.00%	12.80%	10.80%

If the Minimum Price of $0.02 is Achieved	25%	50%	75%	100%
Proceeds of Offering	$1,125,000	$2,250,000	$3,375,000	$4,500,000
Shares Issued for Offering	56,250,000	112,500,000	168,750,000	225,000,000
Net Tangible Assets After Offering	$926,405	$2,051,405	$3,176,405	$4,301,405
Net Tangible Assets After Offering per Share	$0.016	$0.018	$0.019	$0.019
Increase in NBV/Share	$0.203	$0.205	$0.206	$0.206
Dilution to new shareholders	$0.004	$0.002	$0.001	$0.001
Percentage Dilution to New	20.00%	10.00%	5.00%	5.00%

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

We are offering up to 225,000,000 shares of our common stock on a best-efforts basis. We intend to price this offering after qualification by the Commission. The price will be between $0.02 and $0.25 per share. The maximum possible gross proceeds of the offering will be $4,500,000. No securities are being offered for the account of existing security holders.

There is no minimum investment for any investor purchasing shares from the Company. There is also no minimum aggregate offering amount or provision to escrow or return investor funds if any minimum number of shares is not sold, and we may sell significantly fewer shares of common stock than are offered. In fact, there can be no assurance that the Company will sell any or all of the offered shares. All money we receive from the offering will be immediately available to us for the uses set forth in the “Use of Proceeds” section of this offering circular. There will be no refunds.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market. Our common stock is quoted on the OTC Markets Pink Sheets. There is currently only a limited market for our securities and there is no guarantee that a more substantial or active trading market will develop in the future. There is also no guarantee that our securities will ever trade on any listed exchange. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this circular being qualified by the Commission, the Company may offer and sell shares from time to time until all of the shares registered are sold; however, this offering will terminate one year from the initial qualification date of this circular, unless the Company terminates the offering earlier.

Our directors and officers and directors will sell the shares offered on a best-efforts basis. They will not receive any discounts or commissions. Our directors and officers will deliver this circular to those persons who they believe might have interest in purchasing all or a part of this offering. The Company may generally solicit investors.

Our directors and officers will not register as broker-dealers under Section 15 of the Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

●	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

●	the person is not at the time of their participation an associated person of a broker-dealer; and

●	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

All subscription agreements and funds that the Company receives are irrevocable. A subscription agreement that a subscriber executes is not binding on the Company until our President and CEO accepts and executes the subscription agreement. Any subscription not accepted within 30 days will be automatically deemed rejected. Once accepted, the Company will deliver a stock certificate to a purchaser. We have filed the form of subscription agreement as an exhibit to this Offering Circular.

Should any fundamental change occur regarding the status of this offering or other matters concerning the Company, we will file an amendment to this circular disclosing such matters.

USE OF PROCEEDS

We intend to use the proceeds from this offering to pay the expenses associated with this offering, to cover expenses relating to our reporting obligations as a reporting issuer, to pay debt, to complete the development of our website, to fund operations following the launch of our updated website, and to fund the development or acquisition of additional business segments that are compatible with our current business. At this stage, we do not have any potential business development or acquisition in mind.

The following use of proceeds is based on management estimates. The intended use of proceeds is based on four levels of offering raise success: 25% of the maximum offering proceeds raised ($1,125,000), 50% of the maximum offering proceeds raised ($2,250,000), 75% of the maximum offering proceeds raised ($3,375,000) and the maximum offering proceeds raised of $4,500,000.

The table below represents our estimates of how we will allocate the monies raised from this offering, depending on the amount of funds we are able to successfully raise. The amounts below could change based on market conditions or other factors, such as demand for our products. The Company intends to use the proceeds from this offering as follows:

	If 25%	If 50%	If 75%	If 100%
	Is Raised	Is Raised	Is Raised	Is Raised
Gross Proceeds	$1,125,000	$2,250,000	$3,375,000	$4,500,000
Offering Expenses	$17,500	$17,500	$17,500	$17,500
Compliance with Reporting Obligations	$20,000	$20,000	$20,000	$20,000
Debt Repayment and Liabilities Owing	$210,000	$210,000	$210,000	$210,000
Business Development	$64,000	$64,000	$64,000	$64,000
Marketing Expenses	$150,000	$300,000	$450,000	$600,000
Administrative Costs	$50,000	$95,000	$180,000	$265,000
Future Business Development and Acquisitions	$500,000	$1,200,000	$1,850,000	$2,500,000
Working Capital	$113,500	$343,500	$583,500	$823,500
TOTAL	$1,125,000	$2,250,000	$3,375,000	$4,500,000

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

Administrative expenses may include payments to our two directors and officers for their services. We estimate that any payments to our directors and officers will be approximately $1,000 per month each.

The details of the debt that we intend to repay are as follows:

1.	On May 5, 2022, the company entered into a securities purchase agreement whereby it issued a convertible promissory note in the principal amount of $53,750. Interest accrues on the outstanding principal amount of the Note at the rate of 10% per year, which is compounded monthly. The Note is due and payable on May 5, 2023. The Note is convertible into common stock at any time 180 days after the issue date at 61% multiplied by the lowest trading price during the previous 20 trading days prior to the conversion date. The holder does not have the right to convert the Note to the extent that it would beneficially own in excess of 4.99% of our outstanding common stock.

2.	On September 3, 2022, the company entered into a securities purchase agreement whereby it issued a convertible promissory note in the principal amount of $33,000. Interest accrues on the outstanding principal amount of the Note at the rate of 10% per year, which is compounded monthly. The Note is due and payable on September 3, 2023. The Note is convertible into common stock at any time 180 days after the issue date at 55% multiplied by the lowest trading price during the previous 30 trading days prior to the conversion date. The holder does not have the right to convert the Note to the extent that it would beneficially own in excess of 4.99% of our outstanding common stock.

3.	On December 15, 2022, the company entered into a securities purchase agreement whereby it issued a convertible promissory note in the principal amount of $46,750. Interest accrues on the outstanding principal amount of the Note at the rate of 10% per year, which is compounded monthly. The Note is due and payable on December 15, 2022. However, the company is obligated to make monthly payments of $6,428.12. The Note is convertible into common stock at any time 180 days after the issue date at 65% multiplied by the three average lowest trading prices during the previous 15 trading days prior to the conversion date. The holder does not have the right to convert the Note to the extent that it would beneficially own in excess of 4.99% of our outstanding common stock. The company shall have the right, exercisable on not less than three trading days’ prior written notice, to prepay the outstanding balance on this Note consisting of all unpaid principal and interest.

4.

On January 10, 2023, the company entered into a securities purchase agreement whereby it issued a convertible promissory note in the principal amount of $48,750. Interest accrues on the outstanding principal amount of the Note at the rate of 10% per year, which is compounded monthly. The Note is due and payable on January 10, 2024. The Note is convertible into common stock at any time 180 days after the issue date at 61% multiplied by the lowest trading price during the previous 20 trading days prior to the conversion date. The holder does not have the right to convert the Note to the extent that it would beneficially own in excess of 4.99% of our outstanding common stock. The company shall have the right, exercisable on not less than three trading days’ prior written notice, to prepay the outstanding balance on this Note for 130% of all unpaid principal and interest if paid within 180 days of the issue date.

5.	Shareholder loans totaling $31,026 that are unsecured, non-interest bearing, and have no fixed terms of repayment.

With respect to the loans that the company has received in the past 12 months, they have been utilized to pay general and administrative expenses.

DESCRIPTION OF BUSINESS

Prior Operations

We were incorporated on July 15, 2002 under the laws of the State of Nevada under the name Titan Web Solutions, Inc. with a view to offering a full range of business consulting services in the retail specialty coffee industry in China.

On April 9, 2015 we merged with our wholly-owned subsidiary Cyber Apps World Inc. and concurrently changed our name to Cyber Apps World Inc. Our business focused on the development of mobile applications focusing on allowing users around the world to save money on products and services from member merchants and suppliers instantly with mobile coupons, using their desktops and/or mobile devices, including smartphones. We have not been successful in developing revenue from our operations.

Privacy and Value Software

On March 15, 2021, we entered into an agreement to acquire employee monitoring software known as “Privacy and Value”. We amended this agreement on April 20, 2021 and September 28, 2022. The software product attempts to balance employer concerns regarding employee efficiency and productivity with employee privacy.

As companies are increasingly attempting to meet the demands of employees that want work environment flexibility and were forced to avoid employee congregation in response to the global Covid-19 pandemic, they are retaining staff that either work from home or they rely on outsourcing to retain employees and independent contractors in other countries. One of the primary concerns with having staff work in a separate location that removes them from the daily, direct oversight of management is that employee productivity will suffer. One of the responses to this concern is for businesses to use some form of worker surveillance in order to ensure that employees are utilizing their work time efficiently. However, businesses may face pushback from their staff due to concerns that their personal privacy is compromised when they are subject to constant monitoring during work hours. They may resist practices such as webcam surveillance or persistent computer screen observation.

To address employer concerns regarding staff efficiency and employee concerns regarding privacy, we developed and intend to market the Privacy and Value software that has features to monitor worker computer productivity while providing employees with reasonable privacy during their work days. The features of the software are as follows:

●

the software monitors the employees’ computer desktops while they are actually working on the system. Surveillance commences when an employee logs on to his or her computer through our software and continues until the employee logs out of the system. After an employee signs out of the software, recording and monitoring cease and the employee can access his or her computer contents and the Internet for personal purposes

●

when the employee is logged in, the software allows management to maintain real-time access to employee activity and to view each employee’s desktop screen content and the keystrokes that the employee is typing. All of this information is also recorded and stored for future management use with all information time stamped. The file name for each day’s recording is be the employee’s first name, last name, and the year, month, and day, which allows a manager to identify the appropriate recording without difficulty; and

●

based on employee actions, the software calculates the amount of time that the employee was logged into the system based on a searchable time period (e.g., a shift, a week, or a month). It also indicates the length of various time periods during which the employee did not make any keystrokes on his or her computer and allow the manager to quickly access the recording of employee’s desktop at the times when keystrokes commenced and stopped. The software also provides details of the length of each break that the employee takes during the work period analyzed. It also has tools that the manager can use, in tabular and graphic form, to compare the efficiency of employees in terms of keystrokes and time logged in to their computer.

In consideration of the vendor selling the Privacy and Value software to us, we have agreed to:

(a)	pay $10,000 to the vendor upon execution of the agreement, which we have paid; and

(b)

pay, by March 31, 2023, an amount equal to the estimation of value of a 50% interest in the Software and the related data and databases based on an independent business valuation completed by a valuator who is accredited by the American Society of Appraisers and acceptable to both parties less the $10,000 cash payment noted above. Notwithstanding the valuation’s estimation of value of the software, the amount of the additional payment shall not be less than $50,000 and shall not exceed $250,000. We obtained an independent business valuation on the Software in June 2021, which indicated that we would have to pay $250,000 to complete the acquisition of a 50% interest in the Software.

LytSpid Delivery Service

We are currently developing a delivery computer application known as LytSpid (pronounced “light speed”), which we formerly called Friendly and Fast. The application is being designed to allow users to order food, groceries, and other courier services. LytSpid’s focus will strictly be delivery of goods.

LytSpid will target both individuals and corporate customer segments. For corporate clients, this feature will give discounts to restaurant owners, grocery stores, couriers, and similar enterprises so they can affordably provide deliveries to their customers. We are currently organizing beta testing of the application in Ahmedabad, India and have commissioned a private company to be primarily responsible for the completion of the application development.

We intend to operate LytSpid akin to a ride-hailing service, which is also known as app-taxi, e-taxi, or a mobility service provider. It will be a service that, via websites and mobile apps, matches consumers seeking the deliver of goods, such as restaurant food products, consumer products, or commercial goods with drivers of vehicles for hire that are not licensed taxi drivers. The computer application that we are developing is intended to provide deliveries with convenient door-to-door transport that leverages smart mobility platforms to connect drivers with customers and lets drivers use their personal vehicles. Drivers provide their services to customers for a fee.

We anticipate that our LytSpid application will allow customers to hire motor vehicles via a smartphone or personal computer for deliveries with the price based on the distance travelled, the urgency of the delivery, and the current level of demand for vehicles.

Customers will use the application to request the delivery of goods. Drivers that we recruit and approve, through confirmation of no criminal record, a clean driving history, and access to a suitable insured vehicle, will act as independent contractors and set their own work hours. They will connect with customers via our application, pick up customers or goods to be delivered in accordance with the customer’s request, and then drive the customers or goods to their destination. Customers will pay for the transportation through the application by way of credit card. Drivers will receive payments for each ride or delivery they complete via a weekly direct deposit to their bank accounts.

LytSpid will target both individuals and corporate customer segments. For corporate clients, this feature will give discounts to restaurant owners, grocery stores, couriers, and similar enterprises so they can affordably provide deliveries to their customers. We believe that this will provide it with a competitive pricing advantage that will address recent business concerns regarding low margins due to excessive charges from other food delivery application companies during the COVID pandemic lockdown.

We intend to initially launch in the USA and then expand to other markets, including Europe, Canada, Australia and others.

Financial Condition

Our financial statements for the period ended July 31, 2022, and 2021 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. We have not generated any significant revenue as of July 31, 2022. Management recognizes that our continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and revenue to cover expenses as we continue to incur losses.

Since our incorporation, we have financed our operations almost exclusively through our sale of equity and through advances from our shareholders. Management’s plans are to finance operations through the sale of equity or other investments for the foreseeable future, as we may not receive significant revenue from our and proposed business operations. There is no guarantee that we will be successful in arranging financing on acceptable terms.

Our ability to raise additional capital is affected by trends and uncertainties beyond its control. We do not currently have any arrangements for financing, and we may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor sentiment. Market factors may make the timing, amount, terms or conditions of additional financing unavailable to us. These uncertainties raise substantial doubt about our ability to continue as a going concern.

Competition

LytSpid Application

There is intense competition between traditional taxi, courier, and delivery service companies. Companies providing ride-hailing services are transitioning from providing traditional taxi services to additional services, such as ride sharing and food and consumer goods delivery, in order to expand the overall market for transportation services.

The delivery service market is quite fragmented as there is high competition in the market among major players. Since this market is expanding, new entrants are emerging as well. We will compete with other delivery service companies, including Uber Eats, Skip The Dishes, Door Dash, and Grubhub that are well-established in North America. In other markets where we may wish to expand, there are also well-established regional companies, such as DiDi (China), Ola (India), Grab (southeast Asia), Bolt (Europe, Africa, and the Middle East), and Cabify (South America). These companies generally have greater financial and technical resources, industry expertise, and managerial capabilities than we do. Most of our competitors benefit from established brand awareness with current and prospective customers.

We believe that industry competition for customers is primarily based on brand recognition, marketing, price, and quality of service. We hope to be able to compete effectively based on these factors though we primarily hope to develop a niche market by providing lower commission charges to restaurants that agree to utilize our food delivery services and by developing underexplored markets, such as businesses that use local courier services for non-food deliveries and rely on traditional vehicle courier companies.

Privacy and Value Software

The software and computer application development business are also extremely fragmented and competitive. The sector includes large, established corporations that develop their products in-house and have the capability and financial resources necessary in order to launch and market their products, as well as large custom software development companies that design products according to client specifications, such as Praxent, Orases, 10Pearls, Fingent, Tack Mobile, and Mercury Development. Additionally, there are smaller niche market participants that focus on a single or small number of products that are well-tailored to specific commercial or consumer demands. Many of these competitors have international operations and are able to not only compete in terms of software quality, but also based on price given their access to software development talent in developing countries, such as India, where skilled labor is less expensive.

Patents and Trademarks

Due to the costs involved and the potential inability to qualify, we have not filed for patent protection of our products and our trademarks. We have not sought legal advice regarding whether or not patent protection of our technology is possible. Accordingly, our business is subject to the risk that competitors could either copy our technology or release competing products.

Government Regulation

We are subject to laws that require protection of user privacy and user data. In our processing of account registrations, we will receive and store a large volume of personally identifiable data. This data is increasingly subject to laws and regulations in numerous jurisdictions around the world, including the United States through its Privacy Act and the Commission of the European Union through its General Data Protection Regulation. Such government action is typically intended to protect the privacy of personal data that is collected, processed, and transmitted in or from the governing jurisdiction.

In addition, our long-term business strategy may include geographic expansion into additional jurisdictions, many of which regions and countries have different legislation, regulatory environments, and tax laws. Compliance with legal, regulatory, and tax requirements around the world places demands on our time and resources, and we may nonetheless experience unforeseen and potentially adverse legal, regulatory, or tax consequences, which may have an adverse effect on our business.

Research and Development

We have not incurred any expenditures on research and development activities.

Employees

As of the date of this report, we have no employees. We have retained independent consultants and contractors who are presently completing the necessary additional development of our products.

Subsidiaries

We have a wholly-owned subsidiary, RTsave Inc. that previously held our interest in the SmartSaveNow website.

DESCRIPTION OF PROPERTY

We do not own any real property interest. Our mailing address is 9436 W. Lake Mead Blvd., Ste. 5-53, Las Vegas NV 89134, for which we pay $15.00 per month, on a month-to-month basis.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

We were incorporated on July 15, 2002, under the laws of the State of Nevada.

Results of Operations – Year Ended July 31, 2022, and 2021

We have not earned any significant revenue from our operations during the year-ended July 31, 2022, and 2021. During the year ended July 31, 2022, we incurred net losses of $1,498,311 consisting entirely of general and administrative fees. The increase in general and administrative fees during the year-ended July 30,2022 primarily from a $1,350,000 impairment loss on our goodwill and software development balance and from increased business activity relating to software development

We have not attained profitable operations and are dependent upon obtaining financing to complete our proposed business plan. For these reasons our auditors believe that there is substantial doubt that we will be able to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

Results of Operations for the three months ended October 31, 2022 and 2021

Our net loss for the three months ended October 31, 2022 and 2021, was $23,758 and $85,282, respectively, which consisted entirely of general and administrative fees. We have generated no revenue during the three months ended October 31, 2022 and insignificant revenue during the three months ended October 31, 2021.

LIQUIDITY AND CAPITAL RESOURCES

As of October 31, 2022, our current assets were $7,877 compared to $7,972 at July 31, 2022. The decrease in current assets is attributable to an payment of our accounts payable and accrued liabilities during the period.

As of October 31, 2022, our current liabilities were $97,433 compared to $117,770 at July 31, 2022. The decrease in current liabilities is attributable to a reduction in our accounts payable and accrued liabilities.

We expect we will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through, among other methods, the sale of equity or debt securities.

Cash Flows from Operating Activities

For the three months ended October 31, 2022, net cash flows used in operating activities were $44,095 consisting of a net loss of $23,758, and decrease in accounts payable of $20,337. For the three months ended October 31, 2021, net cash flows provided from operating activities were $103,694 which consisted of a net loss of $85,282 offset by an increase in deposits and prepayments of $70,976 and accounts payable and accrued liabilities of $118,000.

Cash Flows from Investing Activities

There were no cash flows from investing activities during the three months ended October 31, 2022. This compares to net cash flows used in investing activities of $400,000 for the continued development of software during the three months ended October 31, 2021.

Cash Flows from Financing Activities

We have financed our operations primarily from either the issuance of our shares of common stock or from loans. Net cash flows generated from financing activities were $44,000 in the three-month period ended October 31, 2022 compared to $312,093 in the three-month period ended October 31, 2021.

Since our incorporation, we have financed our operations through advances from our shareholders, and by payments made by a third party. We expect to finance operations through the sale of equity or other investments for the foreseeable future, as we do not receive significant revenue from our business operations. There is no guarantee that we will be successful in arranging financing on acceptable terms.

Our ability to raise additional capital is affected by trends and uncertainties beyond our control. We do not currently have any arrangements for financing, and we may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor sentiment. Market factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Our auditors are of the opinion that our continuation as a going concern is in doubt. Our continuation as a going concern is dependent upon continued financial support from our shareholders and other related parties.

Critical Accounting Policies

Our discussion and analysis of its financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.

Off-Balance Sheet Arrangements

As of the date of this annual report, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. We base its estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of our financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment are accounted for by accelerated methods over the following estimated useful lives:

Evaluation of Long-Lived Assets

We review property and equipment for potential impairment whenever significant events or changes in circumstances indicate the carrying value may not be recoverable in accordance with the guidance in ASC 360-15-35 “Impairment or Disposal of Long-Lived Assets”. An impairment exists when the carrying amount of the long-lived assets is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an impairment exists, the resulting write-down would be the difference between the fair market value of the long-lived asset and the related net book value.

Net Loss Per Common Share

Classification	Estimated Useful Lives
Furniture and Fixtures	10 years
Software	3-5 years
Computers	5 years

Basic loss per common share is computed based on the weighted average number of shares outstanding during the year. Diluted earnings per common share is computed by dividing net earnings (loss) by the weighted average number of common shares and potential common shares during the specified periods. The Company has no outstanding options, warrants or other convertible instruments that could affect the calculated number of shares.

Income Taxes

Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors and serve until the officer resigns, is removed from office, or a successor is appointed. The Board of Directors has no nominating, auditing, or compensation committees. The Company does not currently have any significant employees.

The name, position, age, term of office, and number of hours worked per week for each our officer and director is:

Name	Position	Age	Term of Office	Approximate Hours Worked per Week
Mohammed Irfan Rafimiya Kazi	President, CEO, CFO, and Director	44	March 10, 2020 to present	40
Kateryna Malenko	Secretary and Director	31	November 2, 2018 to present	10

There was no arrangement or understanding between our directors and officers and any other persons pursuant to which the person was or is to be selected to his or her office or position.

Mohammed Irfan Rafimiya Kazi has acted as our President, CEO, CFO, and as a director since March 10, 2020. From January 2012 to February 2020, Mr. Kazi acted as a website developer and technical manager for various companies, including Nuclear Power Corporation of India, E-Digix Technologies Pvt. Ltd., and Virtual Height IT Services Pvt. Ltd., all of which are based in India. He earned a Bachelor of Computer Application degree from Farah Institute of Computer Science in Hyderabad in 2003.

Kateryna Malenko has acted as our secretary and as a director since November 2, 2018. She has been self-employed as an independent sales and business development consultant since 2011. In June 2011, Ms. Malenko graduated from Kharkiv Business Academy with a Bachelor’s Degree in Business Administration. After graduation, she took an additional course in programming and website development at Kiev State Polytechnical University in 2015 and 2016. In 2011, Ms. Malenko was working as a junior business consultant at MMS Group LTD, Kiev, Ukraine and then a project manager for the same company.

Neither of our directors or officers have been:

(1) subject to a petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing; or

(2) convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us during the most recently completed fiscal year ended July 31, 2022. We do not have a compensation committee and compensation for our directors and officers is determined by our board of directors.

Name	Position	Cash Compensation	Other Compensation	Total Compensation
Mohammed Ifran Rafimiya Kazi	President, CEO, CFO, and director	0	0	0
Kateryna Malenko	Secretary and director	0	0	0

If we complete at least 50% of our offering, which will result in us receiving gross proceeds of at least $2,250,000, we intend to pay the following compensation to our officers and directors in the year following the completion of the offering:

Name	Position	Cash Compensation	Other Compensation	Total Compensation
Mohammed Ifran Rafimiya Kazi	President, CEO, CFO, and director	$12,000	None	$12,000
Kateryna Malenko	Secretary and director	$12,000	None	$12,000

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following tables set forth the ownership, as of the date of this Circular, of our shares of stock by each person known by us to be the beneficial owner of more than 10% of our outstanding voting stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Mohammed Ifran Rafimiya Kazi	0	0%
9436 W. Lake Mead Blvd., Ste. 5-53	shares of common stock
Las Vegas, NV 89134-8340

Kateryna Malenko, Secretary and Director	15,097,905	0.050%
18124 Wedge Pkwy Suite 1050	shares of common stock; 300,000 shares of Series	99.47%
Reno, NV 89511	A Super Voting preferred stock

Mehboob Charania	54,762	0.0018%
30 North Gould Street, Suite R	shares of common stock
Sheridan, WY, 82801
All directors and officers as a group that consists of two persons
	15,097,905 shares of common stock; 100,000 shares of Series A Super Voting preferred stock	99.52%

The shares of common stock that Kateryna Malenko beneficially owns are held in Kat Consulting Corp., a private company that she controls.

The shares that Mehboob Charania beneficially owns are held in Real-Time Save Online Inc., a private company that he controls.

The percent of common stock that each shareholder owns is based on 16,059,609 shares of common stock issued and outstanding as of the date of this annual report. It also includes the voting power attributed to 300,000 shares of Series A preferred stock issued to Kateryna Malenko. Each share of Series A preferred stock entitles her to 10,000 votes on all matters submitted to the shareholders of the Company’s common stock (i.e., a total of 3,000,000,000 votes). Thus, the total voting shares issued and outstanding for the purpose of the above calculations are 3,016,059,609.

None of the above shareholders have any right to acquire additional shares of our common stock. There are no arrangements that may result in our change in control of the Company.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On June 23, 2022, we issued 100,000 shares of Series A Super Voting Preferred Stock to Kateryna Malenko, one of our directors. We sold these shares to Ms. Malenko for consideration of $0.001 per share, or $100.

On January 12, 2023, we issued 200,000 shares of Series A Super Voting Preferred Stock to Kateryna Malenko, one of our directors. We sold these shares to Ms. Malenko for consideration of $0.001 per share, or $200. These share issuance effectively provides her with voting control over all corporate matters.

Otherwise, during the Company’s most two most recently completed fiscal years ended July 31, 2022 and 2021, and the period since our more recently completed fiscal year, we have not entered into any transactions with directors, executive officers, nominees for election as a director, any 10% shareholders of our common stock, or any immediate family members of the such persons in which they had a direct or indirect material interest in the transaction.

SECURITIES BEING OFFERED

The securities that the Company is offering pursuant to this Offering Circular are shares of common stock, par value $0.001 per share. Our Articles of Incorporation, as amended, entitle us to issue up to 250,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. As of the date of this Offering Circular, the Company has 16,059,609 shares of common stock issued and outstanding and 300,000 shares of preferred stock issued and outstanding. The Company has authorized preferred stock for flexibility in financing and acquisition structuring, but does not have any current plans to issue any preferred stock.

Common Stock

All of the shares of our common stock offered hereby will be duly authorized, validly issued, fully paid and non-assessable and all of the shares of our common stock have equal rights as to earnings, assets, dividends, and voting. Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of funds legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our Articles of Incorporation. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our Articles of Incorporation restrictions on the transfer and ownership of our stock.

Except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Under Nevada law, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast the votes on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s Articles of Incorporation. Our Articles of Incorporation provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters.

Preferred Stock

On June 22, 2022, our Board of Directors approved the creation of a series of preferred stock to be designated Series A Super Voting Preferred Stock (the “Series A Stock”), to consist of 1,000,000 shares, par value $0.001 per share. The Series A Stock has the following preferences, powers, designations and other special rights:

1.	Voting.

Each share of Series A Stock entitles the holder to 10,000 votes on all matters submitted to the shareholders of the Company’s common stock. A holder of the Series A Stock shall vote together with the holders of Common Stock as a single class upon all matters submitted to the Common Stock shareholders.

2.	Dividends.

The holders of Series A Stock of the Company are not entitled to receive dividends paid on the Company’s Common Stock.

3.	No Liquidation Preference.

Upon liquidation, dissolution and winding up of the Company, whether voluntary or involuntary, the holders of the Series A Stock then outstanding are not entitled to receive out of the assets of the Company, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the holder of Common Stock.

4.	Conversion.

Series A Stock is not be convertible into the shares of the Company’s Common Stock.

The purpose of the creation of the Series A Stock is to ensure the continuity of our management in pursuing our business plan in the midst of dilution following the conversion of convertible promissory notes held by third-party lenders.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this offering circular as having prepared or certified any part of this offering circular or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Fuller Law Practice has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Jack Shama, CPA, MA, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding up to 241,059,609 shares of our common stock. Of these shares, the maximum number of shares that we may sell pursuant to this offering (i.e., 225,000,000) will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. Of our 16,059,609 currently issued and outstanding shares, 906,742 of those shares are freely tradeable and the remaining 15,152,867 shares are “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if the sale is registered under the Securities Act or qualifies for an exemption from registration, including an exemption under Rule 144, as described below. Of our 15,152,867 restricted shares, 15,097,905 are held by our affiliates.

Rule 144

The 97,905 shares of our common stock that were issued to our affiliates are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale. Such shares can only be sold after six months provided that the issuer of the securities is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

When Rule 144 is available, our affiliate stockholder shall be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company’s common stock then outstanding; or

2.	the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

PART F/S

CYBER APPS WORLD INC.
FINANCIAL STATEMENTS
July 31, 2022 and 2021
Index to Financial Statements

JACK SHAMA, CPA, MA

1498 East 32nd Street

Brooklyn, NY 11234

631-318-0351

To the shareholders and the board of directors of Cyber Apps World Inc.

Report of Independent Registered Public Accounting Firm.

Opinion on the financial statements.

I have audited the accompanying balance sheet of Cyber Apps World Inc. and the related statements of income, stockholders equity, cash flows, including the related notes and any related schedules for the years ended July 31, 2022 and July 31, 2021. In my opinion the financial statements present fairly in all material respects the financial position of the company as of July 31, 2022 and July 31, 2021 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going concern matters.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 2 to the financial statements, the company has incurred losses, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for opinion.

These financial statements are the responsibility of the company’s management. My responsibility is to express an opinion on the financial statements based on my audit. I am a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. I conducted my audit in accordance with the standards of the PCAOB. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. My audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. I believe my audit provides a reasonable basis for my opinion.

Critical audit matters.

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved my especially challenging, subjective, or complex judgments. I have determined that there are no critical audit matters to report.

The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. As part of my audit, I am required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, I express no such opinion.

/s/ Jack Shama, CPA

Jack Shama, CPA

October 3, 2022

I have served as the company’s auditor since March 2019.

CYBER APPS WORLD INC.

CONSOLIDATED BALANCE SHEET (AUDITED)

	July 31,	July 31,
	2022	2021
	$	$

ASSETS

Current assets:
Cash	320	70,182
Deposits & prepayments	7,652	42,652
Total current assets	7,972	112,834
Fixed assets:
Software development	-	308,752
Total fixed assets	-	308,752
Other assets:
Goodwill	-	964,581
Software development - WIP	414,753	420,554
Total other assets	414,753	1,385,135
Total Assets	422,725	1,806,721

LIABILITIES & STOCKHOLDER’S EQUITY

LIABILITIES

Current liabilities:
Accounts payable and accrued liabilities	117,770	223,789
Total current liabilities	117,770	223,789
Long term liabilities:
Convertible notes payable	77,200	469,750
Loan payable	11,597	55,079
Total non-current liabilities	88,797	524,829
Total Liabilities	206,567	748,618

STOCKHOLDER’S EQUITY

Preferred stock: $0.001 par value, 10,000,000 authorized, 100,000 issued and outstanding.	100	-
Common stock: $0.00075 par value, 5,000,000,000 authorized, 807,616,147 issued and outstanding as of July 31, 2022 and 388,986,268 issued and outstanding as of July 31, 2021, respectively	444,701	39,079
Shares to be issued	-	23,000
Additional paid in capital	10,654,292	10,384,113
Accumulated deficit	(10,882,935)	(9,388,089)
Total Stockholder’s Equity	216,158	1,058,103
Total Liabilities and Stockholder’s Equity	422,725	1,806,721

(The accompanying notes are an integral part of these audited consolidated financial statements)

CYBER APPS WORLD INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (AUDITED)

	For the year ended July 31,
	2022	2021
	$	$
Net Sales
	11	-
Cost of Goods Sold
	-	-
Gross Income	11	-

Expenses
General and administrative	1,498,322	550,194
Consolidated loss before interest & taxes	(1,498,311)	(550,194)
Income tax	-	-
Consolidated net loss	(1,498,311)	(550,194)

Net income per share – basic and diluted	(0.00)	(0.00)

Weighted average shares outstanding – basic and diluted	807,616,147	241,093,483

(The accompanying notes are an integral part of these audited consolidated financial statements)

CYBER APPS WORLD INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (AUDITED)

For the years ended July 31, 2022 and 2021

	Common Stock		Preferred Stock		Additional Paid in	Shares to be	Accumulated
	Number	Par Value	Number	Par Value	Capital	issued	Deficit	Total
	$	$	$	$	$	$
Opening Balance as of July 31, 2020	171,792,634	24,320	-	-	9,772,742	-	(8,862,921)	934,141
Common stock issued for cash	76,193,634	659	-	-	611,372	-	-	612,031
Share capital for business combination	141,000,000	14,100	-	-	-	-	-	14,100
Shares to be issued	-	-	-	-	-	23,000	-	23,000
Other	-	-	-	-	-	-	25,026	25,026
Net Loss	-	-	-	-	-	-	(550,194)	(550,194)
Closing Balance as of July 31, 2021	388,986,268	39,079	-	-	10,384,113	23,000	(9,388,089)	1,058,103

Opening Balance as of July 31, 2021	388,986,268	39,079	-	-	10,384,113	23,000	(9,388,089)	1,058,103
Cancellation of Shares as of January 31, 2022	(141,000,000)	(14,100)	-	-	-	-	-	(14,100)
Common stock issued for cash, July 31, 2022	559,629,879	419,722	-	-	270,179	-	-	689,901
Preferred Stock Issued	-	-	100,000	100	-	-	-	100
Shares to be issued	-	-	-	-	-	(23,000)	-	(23,000)
Other	-	-	-	-	-	-	3,465	3,465
Net Loss	-	-	-	-	-	-	(1,498,311)	(1,498,311)
Closing Balance as of July 31, 2022	807,616,147	444,701	100,000	100	10,654,292	-	(10,882,935)	216,158

(The accompanying notes are an integral part of these audited consolidated financial statements)

CYBER APPS WORLD INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (AUDITED)

	For the year ended
	July 31,
	2022	2021
	$	$
Cash flows from operating activities
Net income (loss) for the period	(1,498,311)	(550,194)
Adjustments to reconcile net loss to cash used in operating activities:
Impairment loss	1,350,000	-
Change in operating assets and liabilities
Deposits & prepayments	35,000	(41,668)
Accounts payable and accrued liabilities	(102,554)	97,315
Net cash used in operating activities	(215,865)	(494,547)

Cash flows from investing activities
Software development and goodwill	(70,866)	(331,387)
Net cash used in investing activities	(70,866)	(331,387)

Cash flows from financing activities
Change in convertible notes payable	(392,550)	202,200
Change in loan payable	(43,482)	(71,705)
Shares to be issued	(23,000)	23,000
Proceeds from issuance of preferred shares	100	-
Proceeds from issuance of common shares	405,622	30,800
Proceeds from issuance of additional paid in capital	270,179	711,706
Net cash provided by financing activities	216,869	896,001

Change in Cash	(69,862)	70,067

Cash – beginning of period	70,182	115

Cash – end of period	320	70,182

Supplemental cash flow disclosures

Cash paid For:
Interest	-	-
Income tax	-	-

(The accompanying notes are an integral part of these audited consolidated financial statements)

CYBER APPS WORLD INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

July 31, 2022, and 2021

Note 1. Financial Statement Presentation

Cyber Apps World Inc. (the “Company”) following the merger with the Company’s wholly-owned subsidiary on December 24, 2012 (formed for the sole purpose of merging with its parent), continued working on the further development of the lithium batteries technology licensed from Terra Inventions Corp. (formerly Li-ion Motors Corp.) (“Terra”), the Company’s former parent. Consultants for the Company were also working on the solar concentrating electric power generating system working independently.

The summary of significant accounting policies is presented to assist in the understanding of the financial statements. The financial statements and notes are the representations of management. These accounting policies conform to accounting policies generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

Going Concern

The Company’s financial statements for the years ended July 31, 2022, and 2021, have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company did not have significant revenue as of July 31, 2022. Management recognized that the Company’s continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and revenue to cover expenses as the Company continues to incur losses.

Since its incorporation, the Company financed its operations almost exclusively through advances from its controlling shareholders. Management’s plans are to finance operations through the sale of equity or other investments for the foreseeable future, as the Company does not receive significant revenue from its new business operations. There is no guarantee that the Company will be successful in arranging financing on acceptable terms.

The Company’s ability to raise additional capital is affected by trends and uncertainties beyond its control. The Company does not currently have any arrangements for financing, and it may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor sentiment. Market factors may make the timing, amount, terms or conditions of additional financing unavailable to it. These uncertainties raise substantial doubt about the ability of the Company to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. The Company bases its estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of the Company’s financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment are accounted for by accelerated methods over the following estimated useful lives:

Classification	Estimated Useful Lives
Furniture and Fixtures	10 years
Software	3-5 years
Computers	5 years

Evaluation of Long-Lived Assets

The Company reviews property and equipment for potential impairment whenever significant events or changes in circumstances indicate the carrying value may not be recoverable in accordance with the guidance in ASC 360-15-35 “Impairment or Disposal of Long-Lived Assets”. An impairment exists when the carrying amount of the long-lived assets is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an impairment exists, the resulting write-down would be the difference between the fair market value of the long-lived asset and the related net book value. The Company is looking for space to work and store equipment for both battery development and solar dish.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification No. 605, “Revenue Recognition” (“ASC-605”), ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. Since August 1, 2021, to July 31, 2022, the Company has generated no significant revenue.

Goodwill

Goodwill represents the excess of purchase price paid over the fair value of net identifiable assets (tangible and intangible assets) acquired in business combination transactions. Goodwill is not subject to amortization and is tested for impairment annually or more frequently if events or circumstances indicate that the asset might be impaired. The Company performs a qualitative assessment of its reporting units and certain select quantitative calculations against its current long-range plan to determine whether it is more likely than not (a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount. The Company considers persistent and lasting decline in revenue, negative operating cash flows, changes in internal strategic expansion plans, changes in any applicable regulatory environments, among other factors, as part of the qualitative assessment.

The Company first assesses certain qualitative factors to determine whether the existence of events or circumstances leads to determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. After assessing the totality of events or circumstances, the Company determines if it is not more likely than not that the fair value of a reporting unit is less than its carry amount, then performing the two-step impairment test is unnecessary. When necessary, impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair value of the reporting unit is estimated using a discounted cash flow approach. If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to measure the amount of impairment loss, if any, by comparing the fair value of each identifiable asset and liability in the reporting unit to the total fair value of the reporting unit.

For the year ended July 31, 2022, the Company recorded an aggregate impairment loss of $1,350,000 (July 31, 2021 - $Nil) against its goodwill balance and software development balance. As of July 31, 2022, the Company’s goodwill balance was $Nil (July 31, 2021 - $Nil) and a software development balance of $414,753.

Net Loss Per Common Share

Basic loss per common share is computed based on the weighted average number of shares outstanding during the year. Diluted earnings per common share is computed by dividing net earnings (loss) by the weighted average number of common shares and potential common shares during the specified periods. The Company has no outstanding options, warrants or other convertible instruments that could affect the calculated number of shares.

Income Taxes

Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Effects of Recent Accounting Pronouncements

The Company has elected early adoption of Accounting Standard Update (ASU) 2014-10, Topic 915, Development Stage Entities, Elimination of Certain Financial Reporting Requirements. ASU 2014-10 removes all incremental financial reporting requirements for development stage entities, including, but not limited to, inception-to-date financial information included on the statements of operations, statements of stockholders’ equity (deficit) and statements of cash flows. As a result of the Company’s early adoption, all references to the Company as a development stage entity have been removed. The adoption of this pronouncement has no impact on the Company’s financial position, results of operations or liquidity.

Note 3. Convertible Notes Payable and Loan Payable

As of July 31, 2022, the Company holds a balance of convertible note payable in the amount of $77,200 (July 31, 2021 - $469,750), including interest and accumulated prepayment expense, which is convertible into common stock at deemed prices ranging from 60% to 61% of the lowest market price of the Company’s stock within the prior 20 trading days prior to conversion. The convertible notes bear interest at rates ranging from 10% per annum to 12% per annum compounded monthly.

As of July 31, 2022, the Company has an outstanding loan payable balance of $11,597 (July 31, 2021 - $55,079).

Note 4. Common Stock

Effective January 18, 2013, the Company filed with Secretary of State of Nevada a Certificate of Change that affected a 1:50 reverse split in the Company’s outstanding common stock and a reduction of our authorized common stock in the same 1:50 ratio, from 500,000,000 shares to 10,000,000 shares. We have retroactively restated all share amounts to show effects of the Common Stock split.

On January 22, 2015, the Company converted $556,267 of its debt to various lenders into convertible debt and 17,550,000 shares of Common Stock were issued as a result of the debt conversion, causing a beneficial conversion in the amount of $370,845.

On April 18, 2016, the Company agreed to convert $62,400 of debt into 4,800,000 shares of common stock, which will reduce the debt and notes owed. The Company recorded a loss on settlement of debt of $33,600. The shares were issued on May 31, 2016.

On February 1, 2019, the Company filed with the Secretary of State of Nevada a Certificate of Change that affected a 1:45 reverse split, effective February 19, 2019, in the Company’s outstanding common stock and a concurrent increase in the authorized common stock to 50,000,000 shares with par value $0.01.

On October 23, 2019, the Company’s filed with the Secretary of State of Nevada a Certificate of Change that affected a 4:1 forward split, effective February 10, 2020, in the Company’s outstanding common stock and a concurrent increase in the authorized common stock to 250,000,000 shares with par value $0.00075.

On August 18, 2021, the Company increased its authorized capital to 5,000,000,000 shares of common stock with par value $0.00075.

During the year-ended July 31, 2022, the Company issued 559,629,879 shares of common stock for total proceeds of $689,901. The Company also cancelled 141,000,000 shares of common stock for no monetary amount.

On June 23, 2022, the Company issued 100,000 shares of Series A Super Voting Preferred Stock for consideration of $0.001 per share, resulting in total proceeds of $100. The Series A Stock shall have the following preferences, powers, designations and other special rights:

1. Voting.

Each share of Series A Stock shall entitle the holder to 10,000 votes on all matters submitted to the shareholders of the Company’s common stock. A holder of the Series A Stock shall vote together with the holders of Common Stock as a single class upon all matters submitted to the Common Stock shareholders.

2. Dividends.

The holders of Series A Stock of the Company shall not be entitled to receive dividends paid on the Company’s Common Stock.

3. No Liquidation Preference.

Upon liquidation, dissolution and winding up of the Company, whether voluntary or involuntary, the holders of the Series A Stock then outstanding shall not be entitled to receive out of the assets of the Company, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the holder of Common Stock.

Note 5. Income Taxes

As of July 31, 2022, the Company has deferred tax assets as a result of the net operating losses incurred from inception. The resulting deferred tax assets are reduced by a valuation allowance as discussed in Note 1, equal to the deferred tax asset as it is unlikely, based on current circumstances, that the Company will ever realize a tax benefit. Deferred tax assets and the corresponding valuation allowances amounted to approximately $3.3 million and $1.9 million as of July 31, 2022, and July 31, 2021, respectively. The statutory tax rate is 21% and the effective tax rate is zero.

Under current tax laws, the cumulative operating losses incurred amounting to approximately $10.3 million and $8.8 million on July 31, 2022, and July 31, 2021, respectively, will begin to expire in 2024.

Section 382 of the U.S. Internal Revenue Code imposes an annual limitation on loss carry-forwards to offset taxable income when an ownership change occurs. The Company meets the definition of an ownership change and some of the net operating loss carry forwards will be limited.

Note 6. Related Party Transactions

During the year-ended July 31, 2022, the Company issued 100,000 shares of Series A Super Voting Preferred Stock for consideration of $0.001 per share, resulting in total proceeds of $100, to a director of the Company. Each share of Series A Stock shall entitle the holder to 10,000 votes on all matters submitted to the shareholders of the Company’s common stock.

Note 7. Subsequent Events

Subsequent to the fiscal year ended July 31, 2022, shareholders representing a majority of the Company’s issued voting shares, as well as the Company’s Board of Directors approved a reverse stock split whereby each 840 pre-split shares of common stock shall be exchanged for one post-split share of common stock. Concurrently with the reverse split, the Company has approved the decrease in its authorized shares of common stock from 5,000,000,000 shares with par value $0.00075 to 250,000,000 shares with par value $0.001.

CYBER APPS WORLD INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

	October 31,	July 31,
	2022	2022
	$	$
Current assets:
Cash	225	320
Deposits & prepayments	7,652	7,652
Total current assets	7,877	7,972
Other assets:
Software development - WIP	414,753	414,753
Total other assets	414,753	414,753
Total Assets	422,630	422,725

LIABILITIES

Current liabilities:
Accounts payable and accrued liabilities	97,433	117,770
Total current liabilities	97,433	117,770
Long term liabilities:
Convertible notes payable	97,750	77,200
Loan payable	11,597	11,597
Total non-current liabilities	109,347	88,797
Total Liabilities	206,780	206,567

STOCKHOLDER’S EQUITY

Preferred stock: $0.001 par value, 10,000,000 authorized, 100,000 issued and outstanding as of October 31, 2022 and July 31, 2022.	100	100
Common stock: $0.001 par value, 250,000,000 authorized, 1,059,663 issued and outstanding as of October 31, 2022 and 889,011,264 as of July 31, 2022, respectively	506,542	444,701
Shares to be issued	-	-
Additional paid in capital	10,615,901	10,654,292
Accumulated deficit	(10,906,693)	(10,882,935)
Total Stockholder’s Equity	215,850	216,158
Total Liabilities and Stockholder’s Equity	422,630	422,725

(The accompanying notes are an integral part of these unaudited interim condensed financial statements)

CYBER APPS WORLD INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (UNAUDITED)

	For the three month period ended	For the three month period ended
	October 31, 2022	October 31, 2021
	$	$
Net Sales
	-	11
Cost of Goods Sold
	-	-
Gross Income	-	11

Expenses
General and administrative	23,758	85,293
Consolidated loss before interest & taxes	(23,758)	(85,282)
Income tax	-	-
Consolidated net loss	(23,758)	(85,282)

Net income per share – basic and diluted	(0.02)	(0.00)

Weighted average shares outstanding – basic and diluted	1,059,663	425,551,302

(The accompanying notes are an integral part of these unaudited interim condensed financial statements)

CYBER APPS WORLD INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (UNAUDITED)

For three month period ended October 31, 2022 and October 31, 2021

					Additional	Shares
	Common Stock		Preferred Stock		Paid in	to be	Accumulated	Minority
	Number	Par Value	Number	Par Value	Capital	issued	Deficit	Interest	Total
		$		$	$	$	$		$
Opening Balance as of July 31, 2021	247,986,268	24,979	-	-	10,384,113	23,000	(9,396,371)	8,281	1,044,002
Share capital for business combination as of July 31, 2021	141,000,000	14,100	-	-	-	-	-	-	14,100
Common stock issued for cash during the quarter	36,565,034	84,569	-	-	1,006	-	-	-	85,575
Preferred Stock Issued	-	-	-	-	-	-	-	-	-
Common stock subscribed	-	-	-	-	-	-	-	204,000	204,000
Shares to be issued	-	-	-	-	-	36,000	-		36,000
Net Loss	-	-	-	-	-	-	(49,681)	(35,601)	(85,282)
Closing Balance as of October 31, 2021	425,551,302	123,648	-	-	10,385,119	59,000	(9,446,052)	176,680	1,298,395

Opening Balance as of July 31, 2022	807,616,147	444,701	100,000	100	10,654,292	-	(10,882,935)	-	216,158
Issuance of Common Stock	82,454,780	61,841	-	-	(38,391)	-	-	-	23,450
Cancellation of Common Shares	(889,011,264)	-	-	-	-	-	-	-	-
Net Loss	-	-	-	-	-	-	(23,758)	-	(23,758)
Closing Balance as of October 31, 2022	1,059,663	506,542	100,000	100	10,615,901	-	(10,906,693)	-	215,850

(The accompanying notes are an integral part of these unaudited interim condensed financial statements)

CYBER APPS WORLD INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	For the three month period ended
	October 31,
	2022	2021
	$	$
Cash flows from operating activities
Net income (loss) for the period	(23,758)	(85,282)
Adjustments to reconcile net loss to cash used in operating activities:
Change in operating assets and liabilities
Deposits & prepayments	-	70,976
Accounts payable and accrued liabilities	(20,337)	118,000
Net cash provided from (used in) operating activities	(44,095)	103,694

Cash flows from investing activities
Software development	-	(400,000)
Net cash used in investing activities	-	(400,000)

Cash flows from financing activities
Change in convertible notes payable	20,550	204,000
Change in loan payable	-	(13,482)
Shares to be issued	-	36,000
Proceeds from issuance of preferred shares	-	-
Proceeds from issuance of common shares	61,841	84,569
Proceeds from issuance of additional paid in capital	(38,391)	1,006
Net cash provided by financing activities	44,000	312,093

Change in Cash	(95)	15,787

Cash – beginning of period	320	70,182

Cash – end of period	225	85,969

Supplemental cash flow disclosures

Cash paid For:
Interest	-	-
Income tax	-	-

(The accompanying notes are an integral part of these unaudited interim condensed financial statements)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

As of and for the three months ended October 31, 2022 and 2021

Note 1. Summary of Significant Accounting Policies

Condensed Interim Financial Statements – The accompanying unaudited interim condensed financial statements include the accounts of Cyber Apps World Inc. (the “Company”) and RTsave Inc., a wholly-owned subsidiary incorporated pursuant to the laws of Wyoming. These financial statements are condensed and, therefore, do not include all disclosures normally required by accounting principles generally accepted in the United States of America. Therefore, these statements should be read in conjunction with the most recent annual financial statements of Cyber Apps World Inc. for the year ended July 31, 2022 included in the Company’s Form 10-K filed with the Securities and Exchange Commission. In particular, the Company’s significant accounting principles were presented as Note 2 to the Financial Statements in that report. In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying interim condensed financial statements and consist of only normal recurring adjustments. The results of operations presented in the accompanying interim condensed financial statements are not necessarily indicative of the results that may be expected for the full year ending July 31, 2022.

Going Concern

The Company’s financial statements for the three months ended October 31, 2022 have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company did not have any revenue during the three months ended October 31, 2022. Additionally, for the three months ended October 31, 2022, the Company reported a net loss of $23,758, operating cash outflows of $44,095 and an accumulated deficit of $10,906,693 as of October 31, 2022. Management recognized that the Company’s continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and revenue to cover expenses as the Company continues to incur losses.

Since its incorporation, the Company has financed its operations through advances from its controlling shareholders, third-party convertible debt, and the sale of its common stock. Management’s plans are to finance operations through the sale of equity or other investments for the foreseeable future, as the Company does not receive significant revenue from its business operations. There is no guarantee that the Company will be successful in arranging financing on acceptable terms.

The Company’s ability to raise additional capital is affected by trends and uncertainties beyond its control. The Company does not currently have any arrangements for financing, and it may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor sentiment. Market factors may make the timing, amount, terms or conditions of additional financing unavailable to it. These uncertainties raise substantial doubt about the ability of the Company to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company’s significant accounting policies are summarized in Note 2 of the Company’s Annual Report on Form 10-K for the year ended July 31, 2022. There were no significant changes to these accounting policies during the three months ended October 31, 2022 and the Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements

Note 2. Net Loss Per Common Share

Basic loss per common share is computed based on the weighted average number of shares outstanding during the year. Diluted earnings per common share is computed by dividing net earnings (loss) by the weighted average number of common shares and potential common shares during the specified periods. The Company has no outstanding options or warrants that could affect the calculated number of shares. Common stock equivalents related to convertible debt are detailed in Note 3.

Note 3. Convertible Notes Payable and Notes Payable

As of October 31, 2022, the Company has a balance of convertible notes of $97,750 (July 31, 2022 - $77,200), including interest and accumulated prepayment expense, which is convertible into common stock at deemed prices ranging from 55% to 61% of the lowest market price of the Company’s stock within the prior 20 to 30 trading days prior to conversion. The convertible notes are due and payable on dates within the next 12 months and bear interest at a rate of 10% per annum.

Note 4. Capital Stock

Effective January 18, 2013, the Company filed with Secretary of State of Nevada a Certificate of Change that affected a 1:50 reverse split in the Company’s outstanding common stock and a reduction of our authorized common stock in the same 1:50 ratio, from 500,000,000 shares to 10,000,000 shares. We have retroactively restated all share amounts to show effects of the Common Stock split.

On January 22, 2015, the Company converted $556,267 of its debt to various lenders into convertible debt and 17,550,000 shares of Common Stock were issued as a result of the debt conversion, causing a beneficial conversion in the amount of $370,845.

On April 18, 2016, the Company agreed to convert $62,400 of debt into 4,800,000 shares of common stock, which will reduce the debt and notes owed. The Company recorded a loss on settlement of debt of $33,600. The shares were issued on May 31, 2016.

On February 1, 2019, the Company filed with the Secretary of State of Nevada a Certificate of Change that affected a 1:45 reverse split, effective February 19, 2019, in the Company’s outstanding common stock and a concurrent increase in the authorized common stock to 50,000,000 shares with par value $0.01.

On October 23, 2019, the Company’s filed with the Secretary of State of Nevada a Certificate of Change that affected a 4:1 forward split, effective February 10, 2020, in the Company’s outstanding common stock and a concurrent increase in the authorized common stock to 250,000,000 shares with par value $0.00075.

As of October 30, 2021, the Company increased its authorized capital to 5,000,000,000 shares of common stock with par value $0.00075.

On September 19, 2022, the Company filed with the Secretary of State of Nevada a Certificate of Change that affected a 840:1 reverse split in the outstanding common stock and a concurrent decrease in the authorized common stock to 250,000,000 shares with par value $0.001.

Note 5. Related Party Transactions

None

Note 6. Subsequent Events

None.

EXHIBITS

Exhibit #

3.1	Articles of Incorporation of the Company. (Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2, filed with the Commission on May 7, 2003.)

3.2	Certificate of Change, effective September 19, 2022, providing for a 840-for-1 reverse stock split and increase in post-reverse split authorized common stock.*

3.3	By-Laws of the Company. (Incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Commission on May 7, 2003.)

4.	Form of subscription agreement for the Offering.*

6.1	Asset Purchase and Joint Venture Agreement dated March 15, 2021 between the issuer and Limitless Projects Inc.*

6.2	Asset Purchase and Joint Venture Amending Agreement dated October 27, 2022 between the issuer and Limitless Projects Inc.*

11	Consent of Independent Registered Public Accounting Firm *

12	Legal Opinion of Fuller Law Practice*

* Filed as an exhibit to our Offering Circular on Form 1-A dated November 16, 2022.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ahmedabad, State of Gujarat, India on January 25, 2023.

CYBER APPS WORLD, INC.

By:	/s/ Mohammed Irfan Rafimiya Kazi

Mohammed Irfan Rafimiya Kazi

Principal Executive Officer

Principal Financial Officer

Principal Accounting Officer

By:	/s/ Kateryna Malenko

Kateryna Malenko

Secretary

Director